                                  RETURN TO TREASURY AGREEMENT

THIS AGREEMENT is dated for reference this 16th day of March, 2009

BETWEEN:

FIRST CORPORATION, a corporation formed pursuant to the laws of the State of Colorado

 (the, "Company")

AND:

Sheryl Cousineau, Business Person

(the "Shareholder")

WHEREAS.

A. The shareholder is the registered and beneficial owner of 2,000,000 shares (the "Shares”) of the Company's common stock and

B. The shareholder has agreed to return 1,200,000 of the Shares held by her (the "Surrendered Shares''') to the treasury of the Company for the sole purpose of the Company retiring the Surrendered Shares.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in Consideration of the premises and the sum of $1.00 now paid by the Company to the Shareholder and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto hereby agree as follows:

Surrender of Surrendered Shares

1. The Shareholder hereby surrenders to the Company the Surrendered Shares and delivers to the Company herewith a share certificate or certificates representing the Surrendered Shares, duly endorsed for transfer in blank, signatures guaranteed. The Company hereby acknowledges receipt from the Shareholder of the certificates for the sole purpose of retiring the Surrendered Shares pursuant to this agreement.

Retirement of Surrendered Shares

2. The Company shall forthwith retire the Surrendered Shares pursuant to the Colorado Revised Statutes.

Representations and Warranties

3. The Shareholder represents and warrants to the Company that he is the owner of the Surrender Shares and that she has, good and marketable title to the Surrendered Shares and that the Surrendered Shares are free and clear of all liens, security interests or pledges of any kind whatsoever.

General

4. Each of the parties will execute and deliver such. further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

5. Time is expressly declared to be the essence of this Agreement.

6. The provisions contained herein constitute the entire agreement among the Company and the Shareholder respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among the Company and the Shareholder with respect to the subject matter hereof.

7. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs executors administrators, successors and permitted assigns.

8. This Agreement is not assignable without the prior written consent of the parties hereto.

9. This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

10. The Company has obtained legal advice concerning this Agreement and has requested that the Shareholder obtain independent legal advice with respect to same before executing it. In executing this Agreement, the Shareholder represents and warrants to the Company that he has been advised to obtain independent legal advice, and that prior to the execution of this Agreement has obtained independent legal advice or has, in his discretion, knowingly and willingly elected not to do so.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the 16th day of March, 2009

FIRST CORPORATION

Per:

/s/Todd Larsen

Todd Larsen

/s/ Sheryl Cousineau

Sheryl Cousineau